SUB-ITEM 77Q1(a)


CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

Attached please find the Articles Supplementary for the Registrant:






Articles Supplementary to the Articles of Incorporation filed on March 26, 2015 with the State of Maryland Department of
Assessments and Taxation.